Registration No. 333-


                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM S-8
                              REGISTRATION STATEMENT
                                     UNDER
                            THE SECURITIES ACT OF 1933


                            THE PERKIN-ELMER CORPORATION
               (Exact Name of Registrant as Specified in Its Charter)

                    New York                                 06-0490270
        (State or Other Jurisdiction of                  (I.R.S. Employer
        Incorporation or Organization)                   Identification Number)


                                   761 MAIN AVENUE
                           NORWALK, CONNECTICUT  06859-0001
                (Address of Principal Executive Offices, including Zip Code)


                           MOLECULAR INFORMATICS, INC.
                           1997 EQUITY OWNERSHIP PLAN
                           (Full Title of the Plan)


                              WILLIAM B. SAWCH
              Senior Vice President, General Counsel and Secretary
                        THE PERKIN-ELMER CORPORATION
                            761 Main Avenue
                      Norwalk, Connecticut 06859-0001
                             (203) 762-1000
            (Name, Address, and Telephone Number of Agent for Service)




                         CALCULATION OF REGISTRATION FEE

                                     Proposed    Proposed
                                     Maximum     Maximum
                                     Offering    Aggregate
Title of Securities   Amount to be   Price Per   Offering    Amount of
to be Registered      Registered     Share (1)   Price (1)   Registration Fee
Common Stock, $1.00
Par Value (2)             64,689     $63.7188    $4,121,905     $1,216


1. Pursuant to Rule 457(h)(1) and Rule 457(c), the proposed maximum offering price per share and the registration fee are based upon the reported average of the high and low prices for the common stock of the Registrant (the "Common Stock") on the New York Stock Exchange on December 17, 1997. The maximum offering price per share is estimated solely for purposes of calculating the registration fee.
2. This Registration Statement also pertains to rights to purchase Participating Preferred Stock of the Registrant (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for Common Stock, and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held, subject to adjustment pursuant to anti-dilution provisions.

                                 PART I

        INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.

 Not required to be filed with this Registration Statement.


Item 2. Registrant Information and Employee Plan Annual
Information.

 Not required to be filed with this Registration Statement.



                                 PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

 The following documents filed by The Perkin-Elmer
Corporation (the "Company") with the Securities and Exchange
Commission (the "Commission") are incorporated in this Registration Statement by reference:

   (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

   (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997.

   (3) The Company's Current Report on Form 8-K dated
August 23, 1997 and filed on August 26, 1997.

   (4) The descriptions of the Company's Common Stock and the rights to purchase the Company's Participating Preferred Stock, par value $1.00 per share, contained in the Company's Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), including any amendment or report filed for the purpose of updating such descriptions.

 All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then


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

remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

 Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4. Description of Securities.

 Not applicable.


Item 5. Interests of Named Experts and Counsel.

 Legal matters in connection with the shares of Common Stock subject to issuance pursuant to the Molecular Informatics, Inc. 1997 Equity Ownership Plan have been passed upon by William B. Sawch, Esq., Senior Vice President, General Counsel and Secretary of the Company. Mr. Sawch owns Common Stock of the Company and options to purchase Common Stock of the Company with an aggregate value in excess of $50,000.


Item 6. Indemnification of Directors and Officers.

The New York Business Corporation Law (the "NYBCL") authorizes a New York corporation to indemnify any person who is, or is threatened to be made, a party in any civil or criminal proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by such person as a result of such action or proceeding or any appeal therein. With respect to actions by or in the right of the corporation, the NYBCL authorizes indemnification of such person against reasonable expenses including attorneys' fees and amounts paid in settlement. To be entitled to indemnification, a person must have acted in good faith, for a purpose which he or she reasonably believed to be in, or in the case of service for another organization, not opposed to, the best interests of the corporation and,


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


with respect to any criminal action or proceeding, in addition, had no reasonable cause to believe his or her conduct was unlawful. Court approval is required as a prerequisite to indemnification of expenses in respect of any claim as to which a person has been adjudged liable to the corporation.

 The NYBCL requires indemnification against expenses actually and reasonably incurred by any director, officer, employee or agent in connection with a proceeding against such person for action in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expenses (i.e., payment prior to a determination on the merits) is permitted, but not required, by the NYBCL, which further requires that any director or officer must undertake to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the board of directors (or independent legal counsel or the shareholders) must determine, in each instance where indemnification is not required by the NYBCL, that such director, officer, employee or agent is entitled to indemnification. The NYBCL provides that the indemnification provided by statute is not exclusive.

 The Company's By-Laws provide that, except to the extent expressly prohibited by the NYBCL, the Company shall indemnify each person made or threatened to be made a party to, or called as a witness or asked to submit information in, any action or proceeding by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Company, or serves or served at the request of the Company any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of the action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition. Reference to an action or proceeding in these By-Laws includes, without limitation, any pending or threatened action, proceeding, hearing or investigation, whether civil or criminal, whether judicial, administrative or legislative in nature and whether or not in the nature of a direct or a shareholders' derivative action brought by or on behalf of the Company or any other corporation or enterprise which the director or officer of the corporation serves at the Company's request.

 The Company's By-Laws further provide that the Company shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate


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



in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties. The Company shall also promptly pay or reimburse such person for all expenses, including fees and expenses of counsel, reasonably incurred by such person in successfully enforcing his or her rights pursuant to the By-Law provisions described above.


Item 7. Exemption from Registration Claimed.

  Not applicable
 .

Item 8. Exhibits.

Exhibit 4(1)      -  Three Year Credit Agreement
                     dated June 1, 1994 among Morgan Guaranty
                     Trust Company, certain banks named in
                     such Agreement, and the Company, as
                     amended July 20, 1995 (Incorporated by
                     reference to Exhibit 4(1) to the
                     Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (Commission file number 1-4389)).

Exhibit 4(2)      -  Amendment dated as of March
                     31, 1996 to the Three Year Credit
                     Agreement dated as of June 1, 1994 among Morgan Guaranty Trust Company, certain banks named in such agreement, and the Company, as amended July 20, 1995 (Incorporated by reference to Exhibit 4(2) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (Commission file number 1-
                     4389)).

Exhibit 4(3)      -  Shareholder Protection Rights
                     Agreement dated April 30, 1989 between
                     the Company and The First National Bank
                     of Boston (Incorporated by reference to
                     Exhibit 4 to the Company's Current
                     Report on Form 8-K dated April 20, 1989
                     (Commission file number 1-4389)).

Exhibit 5         -  Opinion of William B. Sawch,
                     Esq. (including Consent).

Exhibit 23(1)     -  Consent of Price Waterhouse LLP.


Exhibit 23(2)     - Consent of William B. Sawch, Esq.
                    (included in Exhibit 5).

Exhibit 24        - Power of Attorney (contained
                    on the signature pages hereof).


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

Exhibit 99       - Molecular Informatics, Inc.
                   1997 Equity Ownership Plan.



Item 9. Undertakings.

        (a)  The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



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

        (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


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


                         SIGNATURES


 Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on November 30, 1997.

                                THE PERKIN-ELMER CORPORATION


                               By:  /s/ William B. Sawch
                                    William B. Sawch
                                    Senior Vice President, General
                                    Counsel and Secretary


                       POWER OF ATTORNEY


 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis L. Winger and William B. Sawch, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 /s/ Tony L. White                  Chairman of the Board,         November 30, 1997
     Tony L. White                  President and Chief
                                    Executive Officer
                                    (Principal Executive Officer)

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



/s/ Dennis L. Winger                Senior Vice President,         November 30, 1997
    Dennis L. Winger                Chief Financial Officer
                                    and Treasurer (Principal
                                    Financial Officer)

 /s/ Ugo D. DeBlasi                 Corporate Controller           November 30, 1997
     Ugo D. DeBlasi                 (Principal Accounting
                                    Officer)


/s/ Joseph F. Abely, Jr.            Director                       November 30, 1997
    Joseph F. Abely, Jr.


/s/ Richard H. Ayers                Director                       November 30, 1997
    Richard H. Ayers


                                    Director                       November   , 1997
Jean-Luc Belingard


/s/ Robert H. Hayes                 Director                       November 30, 1997
    Robert H. Hayes


/s/ Georges C. St. Laurent, Jr.     Director                       November 30, 1997
    Georges C. St. Laurent, Jr.


/s/ Carolyn W. Slayman              Director                       November 30, 1997
Carolyn W. Slayman


                                    Director                       November    , 1997
Orin R. Smith


                            EXHIBIT INDEX


                Exhibit No.                     Exhibit


                  5              Opinion of William B. Sawch, Esq.

                 23(1)           Consent of Price Waterhouse

                 99              Molecular Informatics, Inc. 1997 Equity
                                 Ownership Plan